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                                                                    EXHIBIT 99.3

                         NONQUALIFIED STOCK OPTION AWARD
                         PURSUANT TO SELSIUS SYSTEM INC.
                            1997 STOCK INCENTIVE PLAN

                THIS AWARD is made as of the Grant Date by SELSIUS SYSTEMS INC. (the "Company") to ___________ (the "Optionee").

                Upon and subject to the Terms and Conditions attached hereto and incorporated herein by reference, the Company hereby awards as of the Grant Date to Optionee an option (the "Option"), as described below, to purchase the Option Shares.

        A.      Grant Date: ________

        B. Type of Option: Nonqualifed Stock Option issued under the Selsius Systems Inc. 1997 Stock Incentive Plan.

        C. Option Shares: All or any part of ____ shares of the Company's voting common stock, $.01 per share (the "Stock"), subject to adjustment as provided in the attached Terms and Conditions.

        D. Exercise Price: $15.00 per share, subject to adjustment as provided in the attached Terms and Conditions.

        E. Option Period: The Option may be exercised only during the Option Period which commences on the Grant Date and ends on the earlier of (a) the tenth (10th) anniversary of the Grant Date;
                (b) the later of the date (i) 30 days following the date the Optionee ceases to provide services to the Company or any Subsidiary or any affiliate for any reason other than retirement at age 65, death or Disability or (ii) twelve months following the date the Optionee ceases to provide service to the Company or any Subsidiary or any affiliate due to death or Disability, provided that the Option may be exercised as to no more than the Vested Option Shares, determined pursuant to the Vesting Schedule. Note that other limitations to exercising the Option, as described in the attached Terms and Conditions, may apply.

        F. Vesting Schedule: The Option Shares shall become vested in accordance with the attached Vesting Schedule. All or a portion of the Option Shares may become vested on an earlier date as provided in the attached Terms and Conditions.

        G. Condition to Award: As a condition to the granting of Optionee this Option, Optionee shall forfeit all rights and interest to any options or awards granted to Optionee under the InteCom Inc. 1995 Stock Incentive Plan.

                IN WITNESS WHEREOF, the Company and the Optionee have executed this Award as of the Grant Date set forth above.



OPTIONEE                               SELSIUS SYSTEMS INC.



                                       By:
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                                       Title:
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